Exhibit 99.1

Sino Agro Food, Inc. 3rd Quarter Revenue up 36% to $20.4M with Basic EPS of $0.34 for the Nine Months ended.

GUANGZHOU, PEOPLES REPUBLIC OF CHINA, November 17, 2011 — Sino Agro Food, Inc. (OTCQB: SIAF.PK), an emerging integrated, diversified agriculture technology and organic food company with executive offices and principal operations located throughout the Peoples Republic of China, is pleased to announce the Company’s financial results for 3rd quarter ended September 30, 2011.

Earnings Conference Call Information

The Company has scheduled its quarterly conference call to discuss 3rd Quarter Financial Results at 10:00 am (Eastern Time) on November 22, 2011. Mr. Solomon Lee, the Company’s Chairman and Chief Executive Officer, will be on hand for a question-and-answer session during the conference call.

To attend the Earnings Conference Call, please make note of the following information:

Date:   November 22, 2011
Time:   10:00AM U.S. Eastern Standard Time

Participant Dialing Instructions:
Toll Free Number: (1-800) 868-1837
Direct Dial Number: (1-404) 920-6440
Conference Code: 149671#

Conference Playback Instructions:
Toll Free Number: (1-800) 704-9804
Direct Dial Number: (1-404) 920-6604
Conference Code: * then 149671#

Earnings Per Share

For the three months ended September 30, 2011 and 2010, basic earnings per share from continuing operations attributable to Sino Agro Food, Inc. and subsidiaries common stockholders amount to $0.11 and $0.05, respectively. For the nine months ended September 30, 2011 and 2010, basic earnings (loss) per share from continuing operations attributable to Sino Agro Food, Inc. and subsidiaries common stockholders amount to $0.17 and ($0.07), respectively.

For the three months ended September 30, 2011 and 2010, diluted earnings per share from continuing operations attributable to Sino Agro Food, Inc. and subsidiaries common stockholders amount to $0.10 and $0.05, respectively. For the nine months ended September 30, 2011 and 2010, diluted earnings (loss) per share from continuing operations attributable to Sino Agro Food, Inc. and subsidiaries common stockholders amount to $0.15 and ($0.07), respectively.

For the three months ended September 30, 2011 and 2010, basic earnings per share from continuing and discontinued operations attributable to Sino Agro Food, Inc. and subsidiaries common stockholders amount to $0.11 and $0.12, respectively. For the nine months ended September 30, 2011 and 2010, basic earnings per share from continuing and discontinued operations attributable to Sino Agro Food, Inc. and subsidiaries common stockholders amount to $0.34 and $0.06, respectively.

For the three months ended September 30, 2011 and 2010, diluted earnings per share from continuing and discontinued operations attributable to Sino Agro Food, Inc. and subsidiaries common stockholders amount to $0.10 and $0.11, respectively. For the nine months ended September 30, 2011 and 2010, diluted earnings per share from continuing and discontinued operations attributable to Sino Agro Food, Inc. and subsidiaries common stockholders amount to $0.31 and $0.05, respectively.

Revenues

Revenue including continued and discontinued operations increased by $5,517,298 or 36.34% to $20,700,466 for the three months ended September 30, 2011 from $15,183,168 for the three months ended September 30, 2010. The increase was primarily due to the increase of revenue and performance generated from the fishery, cattle farm, beef and the maturity of other sectors’ businesses improving their revenues even though the Company discontinued the dairy segment effective January 2011. The Company earned revenue $0 for the three months ended September 30, 2011 from the discontinued segment – dairy as compared with revenue of $9,669,581 for the three months ended September 30, 2010 from the discontinued segment - dairy.

Revenue – Fishery: Revenue from fishery increased by $9,469,667 or 717.27% from $1,320,223 for the three months ended September 30, 2010 to $10,789,890 for the three months ended September 30, 2011. The increase in fishery was primarily due to our increased contract service income from fishery and prawn development contract and sale of fish and prawn for the three months ended September 30, 2011 instead of consulting income and sale of fingerlings for the three months ended September 30, 2010.

Revenue – Plantation: Revenue from our plantation slightly decreased by $268,998 from $3,509,397 for the three months ended September 30, 2010 to $3,240,399 for the three months ended September 30, 2011. The slight decrease in plantation revenue was primarily due to a decrease in the harvest in the third quarter of 2011.

Revenue – Cattle farm: Revenue from cattle farm development increased by $2,078,099 from $0 for the three months ended September 30, 2010 to $2,078,099. The increase in cattle farm was primarily due to the commencement of our contract services in the cattle farm industry for the three months ended September 30, 2011.

Revenue - Beef: Revenue from beef increased by $3,908,111 from $683,967 for the three months ended September 30, 2010 to $4,592,078 for the three months ended September 30, 2011.

Cost of Goods Sold

Cost of goods sold included in continued and discontinued operations increased by $4,812,778 or 77.84% to $10,995,486 for the three months ended September 30, 2011 from $6,182,708 for the three months ended September 30, 2010. The increase was primarily due to the Company increasing its scale of operation from continued operations - fishery, plantation, cattle farm and beef for three months ended September 30, 2011 as compared for the three months ended September 30, 2010. During the three months ended September 30, 2010 the cost of sales related to our discontinued operations – dairy segment amounted to $4,498,673 as compared to $0 for the quarter ended September 30, 2011.

Cost of goods sold - Fishery. Cost of goods sold from fishery increased by $6,527,892 from $472,112 for the three months ended September 30, 2010 to $7,000,004 for the three months ended September 30, 2011. The increase in fishery was primarily due to an increase in the sales volume relating to fish and prawn and the development of contracting service for the three months ended September 30, 2011compared to the three months ended September 30, 2010.

Cost of goods sold - Plantation. Cost of goods sold from our plantation slightly decreased by $141,481 from $999,954 for the three months ended September 30, 2010 to $858,473 for the three months ended September 30, 2011. This decrease in the cost of goods sold – plantation was primarily due to a decrease in the harvest in the third quarter of 2011.

Cost of goods sold - Cattle farm. Cost of goods sold from cattle farm development increased by $926,423 from $0 for the three months ended September 30, 2010 to $926,423. The increase in cattle farm was primarily due to the commencement of our contract services in the cattle farming industry during the second and third quarters of 2011.

Cost of goods sold - Beef. Cost of goods sold from beef increased by $1,998,617 from $211,969 for the three months ended September 30, 2010 to $2,210,586 for the three months ended September 30, 2011.

Gross Profit

Gross profit, including continued and discontinued operations, increased by $704,520 or 7.83% to $9,704,980 for the three months ended September 30, 2011 from $9,000,460 for the three months ended September 30, 2010. The increase was primarily due to the corresponding increase in revenues from fishery, cattle farm and beef operations.

Gross profit - Fishery. Gross profit from fishery increased by $2,941,775 from $848,111 for the three months ended September 30, 2010 to $3,798,886 for the three months ended September 30, 2011. The increase in fishery was primarily due to our increased volume of sale of fish and prawn and development contracting services for the three months ended September 30, 2011 instead of consulting income and sale of fingerlings for the three months ended September 30, 2010.

Gross profit – Plantation: Gross profit from our plantation decreased by $127,517 from $2,509,443 for the three months ended September 30, 2010 to $2,381,296 for the three months ended September 30, 2011. The slight decrease in cost of goods sold – plantation was primarily due to a decrease in the harvest in the third quarter of 2011.

Gross profit - Cattle farm: Gross profit from cattle farm development increased by $1,151,676 from $0 for the three months ended September 30, 2010 to $1,151,676 for the three months ended September 30, 2011. The increase in cattle farm was primarily due to the commencement of our contract services in the cattle farming industry

Gross profit – Beef: Gross profit from beef increased by $1,909,494 from $471,998 for the three months ended September 30, 2010 to $2,381,492 for the three months ended September 30, 2011.

SINO AGRO FOOD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Continuing operations	$	$	$	$
Revenue	20,700,466	5,513,587	30,527,367	6,209,118

Cost of goods sold	10,995,486	1,684,035	15,067,749	1,684,035

Gross profit	9,704,980	3,829,552	15,459,618	4,525,083
General and administrative expenses	(1,705,177)	(197,759)	(2,939,417)	(1,640,927)
Net income (loss) from operations	7,999,803	3,631,793	12,520,201	2,884,156
Other income (expenses)
Other income	91,289	-	109,905	-
Gain (loss) of extinguishment of debts	49,265	73,950	631,691	(6,077,230)
Interest expense	(3,059)	(1,488)	(10,531)	(5,893)
Net income (expenses)	137,495	72,462	731,065	(6,083,123)
Net income before income taxes	8,137,298	3,704,255	13,251,266	(3,198,967)
Provision for income taxes	-	-	-	-
Net income (loss) from continuing operations	8,137,298	3,704,255	13,251,266	(3,198,967)
Less: Net (income) loss attributable to the non - controlling interest	(1,863,825)	(875,162)	(3,055,402)	(853,986)
Net income (loss) from continuing operations attributable
to the Sino Agro Food, Inc. and subsidiaries	6,273,473	2,829,093	10,195,864	(4,052,953)
Discontinued operations
Gain on sale of discontinued operations	-	4,614,146	19,941,880	8,966,587
Less: Net income attributable to the non - controlling interest	-	(1,091,060)	(9,737,929)	(1,801,178)
Net income from discontinued operations
attributable to the Sino Agro Food, Inc. and subsidiaries	-	3,523,086	10,203,951	7,165,409
Net income (loss) attributable to the Sino Agro Food, Inc. and subsidiaries	6,273,473	6,352,179	20,399,815	3,112,456
Other comprehensive income (loss)
Foreign currency translation gain (loss)	477,072	858,949	3,329,282	1,568,799
Comprehensive income (loss)	6,750,545	7,211,128	23,729,097	4,681,255
Less: other comprehensive (income) loss attributable to
the non - controlling interest	(185,214)	(184,995)	(580,930)	(345,136)
Comprehensive income (loss) attributable to the Sino Agro Food, Inc. and subsidiaries	6,565,331	7,026,133	23,148,167	4,336,119
Dividend	-	567,800	-	567,800
Earnings (loss) per share attributable to Sino Agro Food, Inc.
and subsidiaries common stockholders:
From continuing and discontinued operations
Basic	$0.11	$0.12	$0.34	$0.06
Diluted	$0.10	$0.11	$0.31	$0.05
Earnings (loss) per share attributable to Sino Agro Food, Inc.
and subsidiaries common stockholders:
From continuing operations
Basic	$0.11	$(0.09)	$0.17	$(0.07)
Diluted	$0.10	$(0.09)	$0.15	$(0.07)
Weighted average number of shares outstanding:
Basic	57,889,347	53,134,303	59,542,620	54,223,823
Diluted	64,889,347	60,134,303	66,542,620	56,685,361

The Company has filed an updated Corporate presentation with the SEC at:

http://www.sec.gov/Archives/edgar/data/1488419/000114420411055719/v236222_ex99-2.htm

The Company also recently released a short video documentary covering operations at:

http://www.sinoagrofood.com/?q=content/investor-relations

ABOUT SINO AGRO FOOD, INC.

Sino Agro Food, Inc. (“SIAF”) (http://www.sinoagrofood.com) and (http://www.siafchina.com) is an integrated, diversified agricultural technology and organic food company focused on developing, producing and distributing agricultural products in the Peoples Republic of China. The Company intends to focus on meeting the increasing demand of China’s rising middle class for gourmet and high-quality food items. Current lines of business include the manufacture and distribution of beef and lamb products, fish products, bio-organic fertilizer, stock feed and cash crops.

Not a Broker/Dealer or Financial Advisor

Sino Agro Food, Inc. is not a Registered Broker/Dealer or a Financial Advisor, nor does it hold itself out to be a Registered Broker/Dealer or Financial Advisor. All material presented in this press release, on the Company’s website or other media is not to be regarded as investment advice and is only for informative purposes. Readers should verify all claims and conduct their own due diligence before investing in Sino Agro Food, Inc. Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of SIAF and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There can be no assurance that future developments affecting SIAF will be those anticipated by SIAF. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts

Sino Agro Food, Inc.
CEO Mr. Solomon Lee
Phone: 86-20-22057860
info@siafchina.com
Investor Relations (US and Europe)
Mr. Chad Sykes
Chad.Sykes@sinoagrofood.com